                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of September 14, 1999 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into by and among COWLITZ BANCORPORATION, a Washington corporation ("Cowlitz"), COWLITZ BANK, a corporation chartered under the banking laws of the State of Washington ("Cowlitz Bank"), and NORTHERN BANK OF COMMERCE, a corporation chartered under the banking laws of the State of Oregon ("Northern").

     The respective Boards of Directors of each of Cowlitz, Cowlitz Bank and Northern have determined that it is in the best interests of their respective companies and the stockholders to consummate the business combination transaction provided for herein and have approved and adopted this Agreement. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated, if it so qualifies, as a "reorganization" and that this Agreement be treated as a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

     1.       DEFINITIONS

     1.1 DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                Term                                                    Section
                ----                                                    -------
                Agreement                                               Preamble
                Aggregate Cash Consideration                            3.1
                Articles of Merger                                      2.2
                Base Value                                              2.6(e)
                BIF                                                     4.1
                Business Day                                            2.4
                Cash Consideration                                      2.6(a)
                Capitalization Adjustment Fraction                      2.6(b)
                Change of Control                                       9.1(h)
                Closing                                                 2.4
                Closing Date                                            2.4
                Closing Escrow Amount                                   3.2(b)
                Code                                                    Preamble
                Committee                                               3.2(b)
                Common Certificates                                     2.5(b)
                Confidentiality Agreement                               7.2(b)



                Cowlitz                                                 Preamble
                Cowlitz Bank                                            Preamble
                Cowlitz Common Stock                                    2.5(c)
                Cowlitz Disclosure Schedule                             5.2
                Cowlitz Bank Members                                    3.2(b)
                Cowlitz Preferred Stock                                 5.2
                Cowlitz Reports                                         5.10
                Cowlitz Y2K Plan                                        5.14
                CRA                                                     4.27
                Dissenting Shares                                       2.5(d)
                DPC Shares                                              2.5(c)
                Effective Date                                          2.2
                Effective Time                                          2.2
                Environmental Laws                                      4.21
                Equity Adjustment Amount                                2.6(b)
                ERISA                                                   4.11(a)
                ERISA Affiliate                                         4.11(a)
                Escrow                                                  3.2(b)
                Escrow Agent                                            3.2(b)
                Escrow Agreement                                        3.2(b)
                Escrow Expiration Date                                  3.2(b)
                Escrowed Funds                                          3.2(b)
                Exchange Act                                            4.6
                Exchange Agent                                          3.1
                FDIC                                                    4.1
                GAAP                                                    2.6(d)
                Governmental Entity                                     4.4
                Identified Loans                                        2.6(a)
                Injunction                                              8.1(e)
                Liens                                                   4.3(b)
                Loan Adjustment Factor                                  3.2(b)
                Loan File                                               4.24(d)
                Loans                                                   4.24(a)
                Material Adverse Effect (Northern)                      4.1
                Material Adverse Effect (Cowlitz)                       5.1(a)
                Merger                                                  2.1
                Merger Consideration                                    2.6(a)
                Nasdaq                                                  4.4
                Northern                                                Preamble
                Northern Automated Systems                              4.28
                Northern Common Stock                                   2.5(a)
                Northern Contract                                       4.14(a)
                Northern Disclosure Schedule                            4.2(a)


                                       2

                Northern Members                                        3.2(b)
                Northern Reports                                        4.12
                Northern Stock Option Plan                              2.8
                Northern Y2K Plan                                       4.28
                Orders                                                  6.2(o)
                Oregon Articles of Merger                               2.2
                Oregon Director                                         2.2
                PBGC                                                    4.11(c)
                Plans                                                   4.11(a)
                Proxy Statement/Prospectus                              4.4
                Regulatory Agreement                                    4.15
                Reimbursable Losses                                     3.2(b)
                REO                                                     4.19(a)
                Representatives                                         6.2(f)
                Requisite Regulatory Approvals                          8.1(c)
                S-4                                                     4.4
                SEC                                                     4.4
                Securities Act                                          4.12
                Stock Consideration                                     2.6(a)
                Stock Exchange Fund                                     3.1
                Stock Option Agreement                                  2.12
                Subsidiary                                              2.5(a)
                Superior Proposal                                       9.1(h)
                Surviving Bank                                          2.1
                Takeover Proposal                                       6.2(f)
                Tax Returns                                             4.10(c)
                Taxes                                                   4.10(b)
                Threshold Amount                                        3.2(d)
                Title 30                                                2.1
                Title 53                                                2.1
                Total Stockholders' Equity                              2.6(b)
                Trust Account Shares                                    2.5(c)
                Washington Articles of Merger                           2.2
                Washington Director                                     2.2
                Washington Secretary                                    2.2
                Year 2000 Problem                                       4.28

     1.2 OTHER DEFINITIONAL PROVISIONS. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     2. THE MERGER

     2.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with Title 30 of the Revised Code of Washington ("TITLE 30") and Title 53 of the Oregon Revised Statutes ("TITLE 53") at the Effective Time (as defined in Section 2.2 hereof), Northern shall merge (the "MERGER") with and into Cowlitz Bank. Cowlitz Bank shall be the surviving bank (hereinafter sometimes called the "SURVIVING BANK") in the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Bank shall be Cowlitz Bank. Upon consummation of the Merger, the separate corporate existence of Northern shall terminate.

     2.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the articles of merger (the "WASHINGTON ARTICLES OF MERGER") which shall be filed with the Director of Financial Institutions of the State of Washington (the "WASHINGTON DIRECTOR") and the Secretary of State of the State of Washington (the "WASHINGTON SECRETARY") and in the articles of merger (the "OREGON ARTICLES OF MERGER") which shall be filed with the Director of the Department of Consumer and Business Services of the State of Oregon (the "OREGON DIRECTOR"), on the Closing Date (as defined in Section 2.4(b) hereof). The term "EFFECTIVE TIME" shall mean the date (the "EFFECTIVE DATE") and time when the Merger becomes effective, as set forth in the Articles of Merger . The term "ARTICLES OF MERGER" shall mean the "WASHINGTON ARTICLES OF MERGER" and the "OREGON ARTICLES OF MERGER". The filed Articles of Merger shall include this Agreement.

     2.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 49 of Title 30 and Chapter 711 of Title 53.

     2.4 CLOSING OF THE MERGER. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m. Pacific time, on a date to be specified by the parties, which shall be the first Business Day following the later of (i) the date which is at least five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) in the case that holders of more than 5% of the outstanding shares of Northern Common Stock have sent or delivered a notice of dissent or voted against the Merger, 35 days following the meeting of the Northern Stockholders to be held pursuant to
Section 7.3, or such other date or time as the parties may mutually agree (the "CLOSING DATE"). For purposes of this Agreement, a "BUSINESS DAY" shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Washington Director, the Washington Secretary or the Oregon Director is closed.

     2.5 CONVERSION OF NORTHERN COMMON STOCK. At the Effective Time, without any action on the part of Cowlitz, Cowlitz Bank, Northern or the holder of any of the shares of common stock of Northern, the Merger shall be effected in accordance with the following terms:

          (a) Subject to Section 2.5(d), each share of the common stock, par value $1.00 per share, of Northern (the "Northern Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Northern Common Stock held (x) in Northern's treasury or (y) directly or indirectly by Cowlitz or any of its Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined below)), shall be converted into the right to receive the Merger Consideration as provided below, without interest thereon. For purposes of this Agreement, "SUBSIDIARY" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity controlled by such person directly or indirectly through one or more intermediaries.

          (b) All of the shares of Northern Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2 shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "COMMON CERTIFICATE") previously representing any such shares shall thereafter represent solely the right to receive the Merger Consideration. Common Certificates previously representing shares of Northern Common Stock shall be exchanged for the Merger Consideration upon the surrender of such Common Certificates in accordance with Section 3.2 hereof, without any interest thereon.

          (c) At the Effective Time, all shares of Northern Common Stock that are owned by Northern as treasury stock and all shares of Northern Common Stock that are owned directly or indirectly by Cowlitz, Northern or a Subsidiary of Cowlitz (other than shares of Northern Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares, and shares of common stock, no par value per share, of Cowlitz ("COWLITZ COMMON STOCK") which are similarly held, whether held directly or indirectly by Cowlitz, Northern or a Subsidiary of Cowlitz, as the case may be, being referred to herein as "TRUST ACCOUNT SHARES") and other than any shares of Northern Common Stock held by Cowlitz, Northern or any a Subsidiary of Cowlitz in respect of a debt previously contracted (any such shares of Northern Common Stock, and shares of Cowlitz Common Stock which are similarly held, whether held directly or indirectly by Cowlitz, Northern or any a Subsidiary of Cowlitz, being referred to herein as "DPC SHARES")) shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

          (d) Notwithstanding anything in this Agreement to the contrary, shares of Northern Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have voted against the Merger or sent or delivered notices of dissent and who are eligible to and who have demanded appraisal rights with respect thereto in accordance with Sections 711.175-.185 of Title 53 and, as of the Effective Time, shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under Sections 711.175-.185 of Title 53 (the "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration as described in Section 2.5(a), but holders of such shares shall instead be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Sections 711.175-.185 of Title 53, except that any Dissenting Shares held by a holder which shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Sections 711.175-.185 of Title 53 shall thereupon be deemed to have been converted into the right to receive the Merger Consideration as described in Section 2.5(a), without interest thereon. Northern shall give Cowlitz (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to Sections 711.175-.185 of Title 53 received by Northern relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Sections 711.175-.185 of Title 53. Northern shall not, except with the prior written consent of Cowlitz, voluntarily make any payment with respect to any demands for appraisals of capital stock of Northern, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     2.6 MERGER CONSIDERATION.

          (a) For purposes of this Agreement and subject to the provisions hereof, the "MERGER CONSIDERATION" shall be $7.05 per share of Northern Common Stock and shall consist of two components: the Stock Consideration and the Cash Consideration. The "STOCK CONSIDERATION" shall be $5.42 per share of Northern Common Stock and shall consist of Cowlitz Common Stock valued at $6.563. The "CASH CONSIDERATION" shall be $1.63 per share of Northern Common Stock, but shall be subject to certain loss indemnification provisions described in Section 3.2(b). In addition, the Merger Consideration, the Stock Consideration and the Cash Consideration are subject to possible adjustment at the Effective Time pursuant to this Section 2.6.

          (b) If the Base Value of Northern, as calculated in accordance with
Section 2.6(e) is less than $4,707,139 but at least $1,150,000, then the Merger Consideration and Stock Consideration shall be adjusted as of the Effective Time as follows:

               (i) the Merger Consideration shall be reduced by an amount (the "EQUITY ADJUSTMENT AMOUNT") equal to the product of (A) 1.75 and (B) a fraction the numerator of which is the difference between $4,707,139 and the Base Value and the denominator of which is the number of issued and outstanding shares of Northern Common Stock as of the date of this Agreement; and

               (ii) the Stock Consideration shall be reduced by the Equity Adjustment Amount.

     In such event, there shall be no adjustment made to the Cash Consideration.

          (c) If the total number of issued and outstanding shares of Northern Common Stock as of the Effective Time is greater than the total number of issued and outstanding shares of Northern Common Stock as of the date of this Agreement, then the Merger Consideration, Stock Consideration and Cash Consideration (after making any adjustments required under (b) above, if applicable) shall be adjusted as of the Effective Time as follows:

               (i) the Merger Consideration shall be the amount per share equal to the amount calculated pursuant to 2.6(a) and (b) multiplied by a fraction (the "CAPITALIZATION ADJUSTMENT FRACTION"), the numerator of which is equal to the total number of issued and outstanding shares of Northern Common Stock as of the date of this Agreement and the denominator of which is equal to the total number of issued and outstanding shares of Northern Common Stock as of the Effective Time;

               (ii) the Stock Consideration shall be the amount per share equal to the amount calculated pursuant to 2.6(a) and (b) multiplied by the Capitalization Adjustment Fraction; and

               (iii) the Cash Consideration shall be the amount per share equal to $1.63 per share multiplied by the Capitalization Adjustment Fraction.

          (d) No later than the date which Cowlitz, Cowlitz Bank and Northern in good faith estimate to be forty-five (45) days prior to the Effective Time. Cowlitz and Cowlitz Bank shall, at their expense, engage a Loan Examiner to identify in writing the loans of Northern which in such Loan Examiner's good-faith judgment should under standard commercial banking practice be classified as Special Mention, Substandard, Doubtful or Loss (each as defined on Annex 2.6(d) hereto). The identification and classification of such loans (the "Identified Loans") shall be delivered by such Loan Examiner to Cowlitz, Cowlitz Bank and Northern no later than fifteen (15) business days after his engagement. If Northern does not deliver written notice to Cowlitz of Northern's objection to such identification and classification of Identified Loans within three (3) business days after receipt thereof, then such identification and classification shall be deemed final and binding on the parties. If Northern timely delivers written notice of its objection, then Northern, Cowlitz and Cowlitz Bank shall negotiate in good faith for up to three (3) business days thereafter to resolve such dispute. If such dispute remains unresolved after such period, Northern, Cowlitz and Cowlitz Bank shall promptly agree on another Loan Examiner to resolve such dispute. The decision of such other Loan Examiner shall be final and binding on the parties. The loans established as classified loans pursuant to this Section 2.6(d) are sometimes herein referred to as the "Identified Loans." As used herein, Loan Examiner shall mean Fred Singer or any loan examiner, loan reviewer or loan auditor (other than a current employee, officer or director of Cowlitz, Cowlitz Bank or Northern) with at least ten (10) years experience in commercial lending, banking and/or bank examining, including at least two (2) years as a loan examiner, loan reviewer or loan auditor. Northern agrees to provide access for the Loan Examiners as provided in Section 7.2(a) hereof. To the extent permitted by United States generally accepted accounting principles ("GAAP"), Northern agrees that it will have provided on its books prior to the Effective Time a reserve for each Identified Loan at least equal to
(A) 5% of the principal amount of each Identified Loan classified as Special Mention, (B) 15% of the principal amount of each Identified Loan classified as Substandard, (C) 50% of the principal amount of each Identified Loan classified as Doubtful and (D) 100% of each Identified Loan classified as Loss, as well as a general reserve equal to 1 1/2% of the aggregate principal amounts of all outstanding loans (including without limitation all Identified Loans). Nothing in the immediately preceding sentence shall be deemed to preclude Northern from establishing, to the extent permitted by GAAP, reserves allocated to specific loans in amounts greater than set forth in such preceding sentence.

          (e) As used in this Agreement, "Base Value" shall mean difference between (i) total stockholders' equity of Northern immediately prior to the Effective Time as calculated in accordance with GAAP applied on a consistent basis and (ii) an amount equal to the after-tax reduction in such equity that would be necessary to reflect additional losses or reserves (to the extent not taken by Northern prior to the Effective Time) so that, for each Identified Loan,

Northern would have a reserve at the Effective Time equal to (A) 5% of the principal amount of each Identified Loan classified as Special Mention, (B) 15% of the principal amount of each Identified Loan classified as Substandard, (C) 50% of the principal amount of each Identified Loan classified as Doubtful and
(D) 100% of the principal amount of each Identified Loan classified as Loss, as well as a general reserve of 1 1/2% equal to the aggregate principal amounts of all outstanding loans (including without limitation all Identified Loans).

          (f) If prior to the Effective Time the outstanding shares of Northern Common Stock shall, with the prior written consent of Cowlitz required by
Section 6.2, have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Northern Common Stock's capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

     2.7 COWLITZ STOCK; COWLITZ BANK STOCK. At and after the Effective Time, each share of Cowlitz Common Stock and each share of any preferred stock of Cowlitz issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Cowlitz and shall not be affected by the Merger. Each of the issued and outstanding shares of common stock of Cowlitz Bank immediately prior to the Effective Time shall remain issued and outstanding after the Merger as shares of the Surviving Bank, which shall thereafter constitute all of the issued and outstanding shares of common stock of the Surviving Bank. No capital stock of Cowlitz Bank will be issued or used in the Merger. The amount of capital of the Surviving Bank, the number of shares of the Surviving Bank's capital stock and the par value thereof are set forth on Annex 2.7.

     2.8 OPTIONS. The parties acknowledge and agree that Section 7.1.1 of the Northern 1994 Stock Option Plan (the "NORTHERN STOCK OPTION PLAN") governs with respect to the effect of the Merger on each option granted thereunder by Northern to purchase shares of Northern Common Stock. In accordance with the Northern Stock Option Plan, holders of such options shall have the right immediately prior to the Effective Time to exercise such option to the extent the vesting requirements set forth in the option agreement with respect to such option have been satisfied. At the Effective Time, each option (vested or unvested) granted by Northern to purchase shares of Northern Common Stock, whether under the Northern Stock Option Plan or otherwise, which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Northern Common Stock, shall automatically terminate and no Merger Consideration or any other consideration shall be delivered in exchange therefor.

     2.9 CHARTER. At the Effective Time, the Charter of Cowlitz Bank, as in effect at the Effective Time, shall be the Charter of the Surviving Bank, until thereafter amended in accordance with applicable law.

     2.10 BYLAWS. At the Effective Time, the Bylaws of Cowlitz Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

     2.11 BOARD OF DIRECTORS. At the Effective Time, Cowlitz and Cowlitz Bank shall take all action necessary to appoint William Spicer to the Surviving Bank's Board of Directors. Except for such appointment, the directors of Cowlitz Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified. The names and addresses of the directors of Cowlitz Bank, as well as the address of Mr. Spicer, are set forth on Annex 2.11

     2.12 OFFICERS. The officers of Cowlitz Bank immediately prior to the Effective Time shall continue to be officers of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank and the terms of their appointment by the Board of Directors. The names and addresses of the senior officers of Cowlitz Bank are set forth on Annex 2.12.

     2.13 OFFICES. The name and location of each office of Cowlitz Bank and Northern are set forth on Annex 2.13. These will become offices of the Surviving Bank at the Effective Time. The principal office of Cowlitz Bank will be the principal office of the Surviving Bank.

     2.14 STOCK OPTION AGREEMENT. As an inducement to Cowlitz to continue to pursue the transactions contemplated by this Agreement, Northern will grant to Cowlitz an option pursuant to the Stock Option Agreement, substantially in the form of Exhibit 2.14 hereto (the "STOCK OPTION AGREEMENT")

     2.15 TAX CONSEQUENCES. It is intended that, to the extent they so qualify, the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and this Agreement shall constitute a "plan of reorganization" as that term is used in Section 354 of the Code.

     3. EXCHANGE OF SHARES

     3.1 COWLITZ TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Cowlitz shall deposit, or shall cause to be deposited, with a bank or trust company of recognized standing, or Cowlitz's transfer agent (the "EXCHANGE AGENT"), for the benefit of the holders of Common Certificates, for exchange in accordance with this Section 3, (i) certificates representing the shares of Cowlitz Common Stock and an estimated amount of cash that may be payable in lieu of any fractional shares (such cash, and certificates for shares of Cowlitz Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "STOCK EXCHANGE FUND") to be issued pursuant to Section 2.5 and paid pursuant to Section 3.2(a) in exchange for outstanding shares of Northern Common Stock and (ii) cash in an amount (the "AGGREGATE CASH CONSIDERATION") equal to the product of the Cash Consideration and the number of shares of Northern Common Stock outstanding at the Effective Time to be paid pursuant to and in the manner set forth in Section 3.2(b) in exchange for outstanding shares of Northern Common Stock.

     3.2 EXCHANGE OF CERTIFICATES.

          (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Common Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Common Certificates in exchange for the Merger Consideration, into which the shares of Northern Common Stock represented by such Common Certificate or Certificates shall have been converted pursuant to this Agreement. Subject to Section 2.5(d), upon proper surrender of a Common Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Common Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Cowlitz Common Stock to which such holder of Northern Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, and
(ii) a check representing the amount of cash payable in lieu of fractional shares of Cowlitz Common Stock, if any, which such holder has the right to receive in respect of the Common Certificate surrendered pursuant to the provisions of this Section 3, and the Common Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

          (b) ESCROW.

               (i) In order to ensure that Cowlitz Bank shall be properly reimbursed for certain losses, the Exchange Agent shall, promptly upon receipt of the Aggregate Cash Consideration, deliver an amount (the "ESCROWED FUNDS") equal to the product of (A) the Cash Consideration and
     (B) the total number of issued and outstanding shares of Northern Common Stock as of the Effective Time (excluding all Dissenting Shares), to an escrow agent (the "ESCROW AGENT") to be held in escrow (the "ESCROW") pursuant to an escrow agreement in substantially the form attached hereto as Exhibit 3.2, with such changes as may be reasonably requested by the Escrow Agent and subject to the addition of Schedule 2 to the Escrow Agreement in accordance with this Section 3.2(b) (the "ESCROW AGREEMENT"). The Escrow Agent shall be a bank, trust company or other entity mutually agreed upon by Cowlitz and Northern.

               (ii) A committee (the "COMMITTEE") shall be appointed by Northern and Cowlitz Bank to deliver instructions to the Escrow Agent with respect to the disbursement of the Escrowed Funds. Northern hereby appoints John Walrod and Kurt Wollenberg to serve on the Committee as representatives of the holders of Northern Common Stock (the "NORTHERN MEMBERS") and Cowlitz Bank hereby appoints Charles Jarrett and Larry Ellis to serve on the Committee as representatives of Cowlitz Bank (the "COWLITZ BANK MEMBERS"). Cowlitz Bank shall have the right, from time to time and in its sole discretion, to appoint a substitute Cowlitz Bank Member upon written notice to the Escrow Agent and the Northern Members. If a Northern Member should prior to the Effective Time become unable or unwilling to serve on the Committee, such Northern Member shall give Northern and Cowlitz prompt prior written notice thereof, and Northern shall have the right, in its sole discretion, to appoint a substitute Northern Member no later than the earlier of (A) the Effective Time or (B) five (5) business days after delivery of such notice. If a Northern Member should after the Effective Time become unable or unwilling to continue to serve on the Committee after the Effective Time, such Northern Member shall give Cowlitz Bank prior written notice thereof, and within five (5) business days after delivery of such notice, the remaining Northern Member shall have the right, in his or her sole discretion, to appoint a substitute Northern Member; PROVIDED, that such Substitute Northern Member (x) must have been a Stockholder at the Effective Time , (y) (1) must have been a director or officer of Northern at the Effective Time or (2) in the remaining Northern Member's reasonable judgment, must be a sophisticated financial investor and (z) is not a director, officer or employee of Cowlitz or Cowlitz Bank. The parties agree that no Northern Member or Cowlitz Bank Member shall have any liability to any party hereto or any holder of Northern Common Stock with respect to acts or omissions in his or her capacity as a member of the Committee, unless it is established in a final judicial determination by clear and convincing evidence that any decision or action was undertaken with deliberate intent to injure the holders of Northern Common Stock or with reckless disregard for the best interest of such holders, and in any event, the liability shall be limited to actual, proximate, quantifiable damages.

               (iii) The purpose of the Escrow shall be to ensure that Cowlitz Bank is reimbursed for losses relating to the Identified Loans. Schedule 2 to the Escrow Agreement shall be completed prior to the Effective Time by listing thereon each Identified Loan (as determined pursuant to Section 2.6(d)) and the Threshold Amount for each Identified Loan. Except as provided in the immediately succeeding sentence, the "Threshold Amount" shall mean for each Identified Loan the lesser of (A) the difference between (i) the reserve for such Identified Loan on the books of Northern immediately prior to the Effective Time (excluding any portion of the general reserve for all oustanding loans) and (ii) the Loan Adjustment Factor and (B) (i) 5% of the outstanding principal amount if the Identified Loan is classified as Special Mention pursuant to the procedure set forth in Section 2.6(d), less the Loan Adjustment Factor, (ii) 15% of the principal amount if the Identified Loan is classified as Substandard, less the Loan Adjustment Factor, (iii) 50% of the principal amount if the Identified Loan is classified as Doubtful, less the Loan Adjustment Factor, and (iv) 100% of the principal amount if the Identified Loan is classified as Loss, less the Loan Adjustment Factor. Notwithstanding the preceding sentence, if the Base Value exceeds $4,707,139 and the amount determined pursuant to clause (A) of the preceding sentence for an Identified Loan exceeds the amount determined pursuant to clause (B) for such Identified Loan, then the Threshold Amount for such Identified Loan shall equal the amount determined pursuant to clause (A) above. "Loan Adjustment Factor" will be $0 if Northern has on its books immediately prior to the Effective Time a general reserve equal to at least 1 1/2% of the aggregate principal amounts of all outstanding loans (including without limitation all Identified Loans). If such general reserve is less than 1 1/2%, then the Loan Adjustment Factor will equal the different between (i) 1 1/2% and (ii) the percentage of the remaining general reserve that would be applicable to the Identified Loans after moving sufficient general reserves to the non-Identified Loans so that all non-Identified Loans would have a general reserve of 1 1/2%.

               (iv) Reimbursements shall be made only for such losses identified during the period from the Effective Date to the date (the "ESCROW EXPIRATION DATE") which is 24 months after the Effective Date. Cowlitz Bank shall be entitled to be reimbursed for any loss on an Identified Loan to the extent that such loss exceeds the Threshold Amount for such Identified Loan ("REIMBURSABLE LOSSES"); PROVIDED, HOWEVER, that the aggregate of all of such reimbursements shall not exceed the Escrowed Funds. The amount of Reimbursable Losses shall be calculated in the manner set forth in the Escrow Agreement. Interest earned on the Aggregate Cash Consideration while held in the Escrow shall remain in the Escrow and shall not be available to reimburse Cowlitz Bank for Reimbursable Losses. Fees and any other amounts owed to the Escrow Agent shall be paid, first, out of the interest earned on the Escrowed Funds and, second, out of the Escrowed Funds.

               (v) The Escrow shall terminate upon the later to occur of (x) the Escrow Expiration Date and (y) the proper reimbursement to Cowlitz Bank of the Reimbursable Losses. Upon termination of the Escrow, the Escrow Agent shall deliver all amounts then in Escrow (after deduction for expenses and costs) to the Exchange Agent (the "CLOSING ESCROW AMOUNT"). Subject to
     Section 2.5(d), the Exchange Agent shall promptly pay, to each holder of record of a Common Certificate who has properly surrendered such Common Certificate as provided in Section 3.2(a), an amount for each share of Northern Common Stock represented by such Common Certificate equal to (A) the Closing Escrow Amount divided by (B) the number of shares of Northern Common Stock outstanding at the Effective Time

               (vi) The Cowlitz Members shall not have any duty to represent the interests of shareholders of Northern and shall have no liability whatsoever to such shareholders. The Northern Members will represent the interests of shareholders of Northern, but no Northern Member shall have any liability to any holder of Northern Common Stock with respect to his or her capacity as a member of the Committee, unless it is established in a final judicial determination by clear and convincing evidence that any decision or action was undertaken with deliberate intent to injure the holders of Northern Common Stock or with reckless disregard for the best interests of such holders, and in any event, the liability shall be limited to actual, proximate, quantifiable damages.

          (c) No dividends or other distributions with a record date after the Effective Time with respect to Cowlitz Common Stock shall be paid to the holder of any unsurrendered Common Certificate entitled to receive shares of Cowlitz Common Stock hereunder until the holder thereof shall surrender such Common Certificate in accordance with this Section 3. After the surrender of a Common Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Cowlitz Common Stock represented by such Common Certificate.

          (d) If any certificate representing shares of Cowlitz Common Stock is to be issued in the name of or cash is to be paid to a person other than the registered holder of the

Common Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Common Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Cowlitz Common Stock in the name of and payment of cash to any person other than the registered holder of the Common Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (e) At or after the Effective Time, there shall be no transfers on the stock transfer books of Northern of the shares of Northern Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Cowlitz Common Stock and payment of cash as provided in this Section 3.

          (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Cowlitz Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to Cowlitz Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Cowlitz. In lieu of the issuance of any such fractional share, Cowlitz shall pay to each former holder of Northern Common Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Market Value of Cowlitz Common Stock as of the Effective Date by (ii) the fraction of a share of Cowlitz Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.5 hereto. For purposes of determining any such fractional share interests, all shares of Northern Common Stock owned by any Northern stockholder shall be combined so as to calculate the maximum number of shares of Cowlitz Common Stock issuable to such holder of Northern Common Stock and no such holder shall receive cash in an amount equal to or greater than the Stock Consideration per share.

          (g) Any portion of the Stock Exchange Fund that remains unclaimed by the stockholders of Northern for twelve months after the Effective Time shall be paid, at the request of Cowlitz, to Cowlitz. Any stockholders of Northern who have not theretofore complied with this Section 3 shall thereafter look only to Cowlitz for payment of the shares of Cowlitz Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Cowlitz Common Stock deliverable in respect of each share of Northern Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. After the Exchange Agent has received the Closing Escrow Amount and made the payments to former holders of Northern Common Stock as required by Section 3(b), any unpaid amounts shall promptly be delivered by the Exchange Agent to Cowlitz. Any holders of Northern Common Stock who have not theretofore complied with this Section 3 shall thereafter look only to Cowlitz for payment of the Cash Consideration (as adjusted by the amounts paid to Cowlitz Bank from the Escrow with respect to Reimbursable Losses) to which they are entitled pursuant to this Agreement, without any additional interest thereon. Notwithstanding anything to the contrary contained herein, none of Cowlitz, Northern, the Exchange Agent or any other person shall be liable to any former holder of shares of Northern Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Certificate to be lost, stolen or destroyed and, if required by Cowlitz, the posting by such person of a bond in such amount as Cowlitz may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Certificate the shares of Cowlitz Common Stock and cash (including cash in lieu of fractional shares) deliverable in respect thereof pursuant to this Agreement.

     4. REPRESENTATIONS AND WARRANTIES OF NORTHERN

     Northern hereby represents and warrants to Cowlitz and Cowlitz Bank as follows:

     4.1 CORPORATE ORGANIZATION. Northern is a banking corporation duly organized and validly existing under the laws of the State of Oregon. Northern has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Northern. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to Northern, a material adverse effect on the business, results of operations, financial condition or prospects of Northern or a material adverse effect on Northern's ability to consummate the transactions contemplated hereby on a timely basis; PROVIDED, HOWEVER, that a Material Adverse Effect on Northern shall not be deemed to have occurred as a result of (i) any changes in laws, regulations or GAAP or (ii) any changes in general economic conditions affecting commercial banking businesses generally. The deposits of Northern are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law. The copies of the Charter and Bylaws of Northern which have previously been made available to Cowlitz are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Northern has no Subsidiaries.

     4.2 CAPITALIZATION.

          (a) The authorized capital stock of Northern consists of 10,000,000 shares of Northern Common Stock and no shares of preferred stock. At the close of business on August 31, 1999, there were 1,225.597 shares of Northern Common Stock outstanding and no shares of Northern Common Stock held in Northern's treasury. As of September 13, 1999, no shares of Northern Common Stock were reserved for issuance, except for 868,032 shares of Northern

Common Stock reserved for issuance upon the exercise of stock options pursuant to the Northern Stock Option Plan, 738,211 shares of Northern Common Stock reserved for issuance upon exercise of the stock options set forth in Section 4.2(a) of the disclosure schedule of Northern delivered to Cowlitz concurrently herewith (the "NORTHERN DISCLOSURE SCHEDULE"), and 243,893 shares of Northern Common Stock reserved for issuance upon exercise of the Option (as defined in the Stock Option Agreement). All of the issued and outstanding shares of Northern Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the Northern Disclosure Schedule, (ii) the Option and (iii) as set forth elsewhere in this Section 4.2(a), Northern does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Northern Common Stock or Northern Preferred Stock or any other equity securities of Northern or any securities representing the right to purchase or otherwise receive any shares of Northern Common Stock or Northern Preferred Stock. Except as set forth in Section 4.2(a) of the Northern Disclosure Schedule, since August 31, 1999, Northern has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than the exercise of employee stock options granted prior to such date and as disclosed in Section 4.2(a) of the Northern Disclosure Schedule. Northern has no stockholder rights plan, anti-takeover plan, "poison pill" or other similar plan.

          (b) Except as disclosed in Section 4.2(b) of the Northern Disclosure Schedule, Northern does not beneficially own or control, directly or indirectly, any shares of stock or other equity interest in any depository institution (as defined in 12 U.S.C. Sections 1813(c)), corporation, firm, partnership, joint venture or other entity.

     4.3 AUTHORITY; NO VIOLATION.

          (a) Northern has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Northern. The Board of Directors of Northern has directed that this Agreement and the Merger be submitted to Northern's stockholders for approval at a meeting of such stockholders and, except for the approval of this Agreement and the Merger by the affirmative vote of the holders of two-thirds of the voting power represented by the outstanding shares of Northern Common Stock, no other corporate proceedings on the part of Northern are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Northern and (assuming due authorization, execution and delivery by Cowlitz and Cowlitz Bank) each constitutes a valid and binding obligation of Northern, enforceable against Northern in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, receivership, or conservatorship and similar laws affecting creditors' rights and remedies generally.

          (b) Except as set forth in Section 4.3(b) of the Northern Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Northern nor the consummation by Northern of the transactions contemplated hereby or thereby, nor compliance by Northern with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Charter or Bylaws of Northern or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northern or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any liens, charges, pledges, encumbrances, mortgages, adverse rights or claims, or security interests whatsoever ("LIENS") upon any of the properties or assets of Northern under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Northern is a party, or by which Northern or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Northern.

     4.4 CONSENTS AND APPROVALS. Except for (i) the approval of this Agreement and the Merger by the FDIC, the Washington Director and the Oregon Director,
(ii) approval of the listing of Cowlitz Common Stock to be issued in the Merger on The Nasdaq National Market ("NASDAQ"), (iii) the filing with the Securities and Exchange Commission (the "SEC") and the FDIC of a proxy statement in definitive form relating to the meetings of Northern's and Cowlitz's stockholders to be held to vote on approval of this Agreement and the Merger (the "PROXY STATEMENT/PROSPECTUS") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing of the Articles of Merger with the Washington Director, the Washington Secretary and the Oregon Director, (v) the approval of this Agreement and the Merger by the requisite votes of the stockholders of Northern, the approval of the issuance of the shares of Cowlitz Common Stock in the Merger by the shareholders of Cowlitz and the approval of this Agreement and the Merger by the sole shareholder of Cowlitz Bank, (vi) the consents and approvals set forth in Section 4.4 of the Northern Disclosure Schedule, and (vii) the consents and approvals of third parties which are not Governmental Entities (as defined below), the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a "GOVERNMENTAL ENTITY") or with any third party are necessary in connection with (A) the execution and delivery by Northern of this Agreement and (B) the consummation by Northern of the Merger and the other transactions contemplated hereby.

     4.5 REPORTS. Northern has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Northern or as set forth in
Section 4.5 of the Northern Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Northern, threatened an investigation into the business or operations of Northern since January 1, 1996. Except as set forth in Section 4.5 of the Northern Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Northern.

     4.6 FINANCIAL STATEMENTS. Northern has previously made available to Cowlitz copies of (a) the balance sheets of Northern, as of December 31, for the fiscal years 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Northern's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 filed with the FDIC under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), in each case accompanied by the audit report of Moss Adams LLP, independent auditors with respect to Northern, (b) the unaudited balance sheets of Northern as of June 30, 1998 and June 30, 1999 and the related unaudited statements of operations, stockholders, equity and cash flows for the three-month periods then ended, as reported in Northern's Quarterly Report on Form 10-QSB for the period ended June 30, 1999 filed with the FDIC under the Exchange Act and (c) the amended and restated financial statements on and for the period ended June 30, 1999 as reported in Northern's Amended Quarterly Report on Form 10-QSB/A filed with the FDIC under the Exchange Act. Each of the financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the operations and changes in stockholders' equity and financial position of Northern for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in
Section 7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB. The books and records of Northern have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.7 BROKER'S FEES. Except as set forth in Section 4.7 of the Northern Disclosure Schedule, neither Northern nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Northern Disclosure Schedule have previously been furnished to Cowlitz.

     4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Except as publicly disclosed in the Northern Reports (as defined in Section 4.12) filed prior to the date hereof, or as set forth in Section 4.8(a) of the Northern Disclosure Schedule, since December 31, 1998, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Northern.

          (b) Except as publicly disclosed in the Northern Reports filed prior to the date hereof, or as set forth in Section 4.8(b) of the Northern Disclosure Schedule, since December 31, 1998, Northern has carried on its business in all material respects in the ordinary course of business, and Northern has not (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 1998, or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements, arrangements or bonus plans, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

     4.9 LEGAL PROCEEDINGS.

          (a) Except as set forth in Section 4.9(a) of the Northern Disclosure Schedule, Northern is not a party to any, and there are no pending or, to the best of Northern's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Northern or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Northern.

          (b) Except as set forth in Section 4.9(b) of the Northern Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Northern or its assets which has had, or would reasonably be expected to have, a Material Adverse Effect on Northern or the Surviving Bank.

     4.10 TAXES.

          (a) Except as set forth in Section 4.10(a) of the Northern Disclosure
Schedule: (i) Northern has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete, and (B) paid in full on a timely basis, or established an adequate reserve (excluding reserves for deferred taxes) in the financial statements of Northern (in accordance with GAAP) for all Taxes (as hereinafter defined) with respect to items or periods covered by such Tax Returns (whether or not shown or reportable on such Tax Returns); (ii) no deficiencies for any Taxes (as hereinafter defined) have been proposed, asserted or assessed against or with respect to Northern and no audit by any taxing authority is in process, pending or threatened ; (iii) there are no liens for Taxes upon the assets of Northern except for statutory liens for current Taxes not yet due; (iv) Northern is not and has never been a party to any tax sharing agreement; (v) Northern has not waived any statute of limitations with respect to any Taxes or Tax Returns or agreed to any extension of time with respect to the assessment of Taxes or deficiencies; (vi) Northern has withheld and paid over all Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party; and (vii) Northern has never been a member of an "affiliated group" within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Northern) or has any liability for the Taxes of any other person (other than Northern) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

          (b) For purposes of this Agreement, "TAXES" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties, additions to tax or additional amounts attributable thereto.

          (c) For purposes of this Agreement, "TAX RETURN" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including without limitation all information returns or reports with respect to backup withholding and other payments to third parties.

          (d) Northern has not filed a consent to the application of Section 341(f) of the Code.

          (e) Northern has made available to Cowlitz true and complete copies of all income tax audit reports and closing or other agreements related to Taxes and all federal and state income or franchise tax returns Northern has filed since its inception.

          (f) Northern does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished.

          (g) Northern is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (h) Northern has not entered into any agreement that would require it to make any payment that is not deductible pursuant to Section 280G, 404 or 162 of the Code.

          (i) Northern has not executed a power of attorney with respect to Taxes.

          (j) Northern has not agreed, and is not required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

     4.11 EMPLOYEES; EMPLOYEE BENEFIT PLANS.

          (a) Section 4.11(a) of the Northern Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare and Code Section 125 plans, fringe benefit, bonus, incentive, deferred compensation and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained as of the date of this Agreement (the "PLANS") by Northern or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), all of which together with Northern would be deemed a "single employer' within the meaning of Section 4001 of ERISA.

          (b) Northern has previously made available to Cowlitz true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial reports for each Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan.

          (c) Except as set forth in Section 4.11(c) of the Northern Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Northern or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Northern or any ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) to the best knowledge of Northern no liability under Title IV of ERISA has been incurred by Northern or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the "PBGC")), and no condition exists that presents a material risk to Northern or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) to the best knowledge of Northern all contributions or other amounts payable by Northern as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) to the best knowledge of Northern neither Northern nor any ERISA Affiliate has engaged in a transaction in connection with which Northern or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Northern there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Northern.

          (d) Except as set forth in Section 4.11(d) of the Northern Disclosure Schedule, no Plan exists which provides for or could result in the payment to any Northern employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Northern employee as a result of the transactions contemplated by this Agreement, including the Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G. Except as set forth in Section 4.11(d) of the Northern Disclosure Schedule, since December 31, 1998, Northern has not taken any action that would result in the payment of any amounts, or the accelerated vesting of any rights or benefits, under any Plan set forth in
Section 4.11(d) of the Northern Disclosure Schedule.

          (e) To the best knowledge of Northern, except as set forth in Section 4.11(e) of the Northern Disclosure Schedule, Northern is not a party to and is not bound by any contract, arrangement or understanding (whether written or oral) (i) with any consultants receiving in excess of $50,000 annually or (ii) with respect to the term of employment or compensation of any employees. To the best knowledge of Northern, except as provided under the Plans set forth in Sections 4.11(d) and (e) of the Northern Disclosure Schedule and other agreements or arrangements set forth in Sections 4.11(d) and (e) of the Northern Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Northern to any officer or employee thereof. Northern has previously delivered or made available to Cowlitz true and complete copies of all consulting agreements calling for payments in excess of $50,000 annually and employment and deferred compensation agreements (or forms thereof) that are in writing to which Northern is a party.

          (f) Except as set forth in Section 4.11(f) of the Northern Disclosure Schedule, no current employee of Northern received aggregate remuneration (bonus, salary and commission) in excess of $100,000 for 1998 or would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth in
Section 4.11(e) of the Northern Disclosure Schedule, are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $100,000 in 1999.

     4.12 FDIC REPORTS. Northern has previously made available to Cowlitz an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 and prior to the date hereof by Northern or any of its Subsidiaries with the FDIC pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act (the "NORTHERN REPORTS"), and no such registration statement, offer circular, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Northern has timely filed all Northern Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Northern Reports complied in all material respects with the published rules and regulations of the FDIC with respect thereto.

     4.13 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section 4.13 of the Northern Disclosure Schedule, Northern holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Northern, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Northern, and Northern does not know of, and has not received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Northern.

     4.14 CERTAIN CONTRACTS.

          (a) Except as publicly disclosed in the Northern Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Northern Disclosure Schedule, Northern is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Northern to compete in any line of business, in any geographic area or with any person, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Northern Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Northern Disclosure Schedule, is referred to herein as a "NORTHERN CONTRACT," and Northern does not know of, and has not received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Northern. Northern has made available all contracts which involved payments by Northern in fiscal year 1998 of more than $100,000 or which could reasonably be expected to involve payments during fiscal year 1999 of more than $100,000.

          (b) Except as set forth in Section 4.14(b) of the Northern Disclosure Schedule, each Northern Contract is valid and binding and in full force and effect, (ii) Northern has in all material respects performed all obligations required to be performed by it to date under each Northern Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Northern under any such Northern Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Northern.

     4.15 AGREEMENTS WITH REGULATORY AGENCIES. Except as set forth in Section
4.15 of the Northern Disclosure Schedule, Northern is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Northern Disclosure Schedule, a "REGULATORY AGREEMENT"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Northern been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.16 UNDISCLOSED LIABILITIES. Except (i) for those liabilities that are fully reflected or reserved against on the balance sheet of Northern included in the Northern Form 10-KSB for the year ended December 31, 1998, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, or (iii) for those liabilities set forth in
Section 4.16 of the Northern Disclosure Schedule, Northern has not incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all the liabilities not described in clause (i), (ii) or (iii), has had, or would be reasonably expected to have, a Material Adverse Effect on Northern.

     4.17 ANTI-TAKEOVER PROVISIONS. The Board of Directors of Northern has taken all necessary action so that any applicable provisions of the takeover laws of any state do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby, the Stock Option Agreement or the exercise of the Option, including without limitation, the adoption by the Board of Directors of Northern of resolutions specifically approving this Agreement, the Merger and the transactions contemplated hereby, the Stock Option Agreement and the exercise of the Option.

     4.18 NORTHERN INFORMATION. The information relating to Northern and its Subsidiaries to be provided by Northern for inclusion in the Proxy Statement/Prospectus and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Cowlitz or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.19 TITLE TO PROPERTY.

          (a) REAL PROPERTY. Section 4.19(a) of the Northern Disclosure Schedule contains a description of all interests in real property (other than real property security interests received in the ordinary course of business or real property acquired through foreclosure or deed in lieu thereof or other realization proceedings ("REO")), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Northern thereof has or claims in interest as of the date of this Agreement and any guarantees of any such leases by any of such parties. True and complete copies of such leases have previously been delivered or made available to Cowlitz, together with all amendments, modifications, agreements or other writings related thereto which are in the possession of Northern. Except as disclosed on Section 4.19(a) of the Northern Disclosure Schedule, to the best knowledge of Northern, each such lease is valid and binding as between Northern and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever (except as otherwise disclosed on Section 4.19(a) of the Northern Disclosure Schedule) and quietly enjoys the premises provided for therein. Except as disclosed on Section 4.19(a) of the Northern Disclosure Schedule, Northern has owner's policies of title insurance insuring it to be the owner of all real property owned by it on the date of this Agreement, free and clear of all Liens, except Liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations of financial condition of Northern are in substantially good condition and repair.

          (b) PERSONAL PROPERTY. Northern has good, valid and marketable title to all tangible personal property owned by it on the date hereof, free and clear of all Liens, except as publicly disclosed in the Northern Reports filed prior to the date hereof or as disclosed on Section 4.19(b) of the Northern Disclosure Schedule. With respect to personal property used in the business of Northern which is leased rather than owned, Northern is not in default under the terms of any such lease the loss of which would have a Material Adverse Effect on Northern.

     4.20 INSURANCE. Section 4.20 of the Northern Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage, premium and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Northern (other than insurance policies under which Northern thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific Loans and mortgage insurance policies on specific Loans). Northern is in compliance with all of the material provisions of their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Section 4.20 of the Northern Disclosure Schedule, Northern is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid.

     4.21 ENVIRONMENTAL LIABILITY. Except as set forth in Section 4.21 of the Northern Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition of, on Northern any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or arising under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "ENVIRONMENTAL LAWS"), pending or, to the knowledge of Northern, threatened against Northern, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Northern. To the knowledge of Northern, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Northern. To the knowledge of Northern, during or prior to the period of (i) its ownership or operation of any of their respective current properties, (ii) its participation in the management of any property, or (iii) its holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Northern. Northern is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Northern.

     4.22 OPINION OF FINANCIAL ADVISOR. Northern has received the opinion of D.A. Davidson & Co., dated September 10, 1999, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Northern Common Stock. A true and complete copy of such opinion has been delivered to Cowlitz on or prior to the date of this Agreement.

     4.23 PATENTS, TRADEMARKS, ETC. Northern owns or possesses all legal rights to use all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of its existing business. Except for the agreements listed on Section 4.23 of the Northern Disclosure Schedule, Northern is not bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Northern has not received any communications alleging that it has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

     4.24 LOAN MATTERS.

          (a) All evidences of indebtedness ("LOANS") reflected as assets on the books and records of Northern were, as of June 30, 1999 and will be as of the Closing Date, in all respects legal, valid and binding obligations of the respective obligors named therein and no such indebtedness is subject to any defenses which have been or may be asserted, except for defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and general principles of equity.

          (b) Except as disclosed in Section 4.24(b) of the Northern Disclosure Schedule, each Loan outstanding at any time since January 1, 1996 and each commitment to extend credit has been solicited and originated and is administered and serviced in all material respects in accordance with the relevant loan documents, Northern's underwriting standards and in material compliance with all applicable requirements of federal, state and local laws, regulations and rules.

          (c) Except as disclosed in Section 4.24(c) of the Northern Disclosure Schedule, no loan, all or any part of which is an asset of Northern was, as of June 30, 1999, more than 30 days delinquent as to principal or interest.

          (d) Except as disclosed in Section 4.24(d) of the Northern Disclosure Schedule, to the knowledge of Northern, the documentation for each loan (the "LOAN FILE") is correct and complete to the extent that all Loan Files contain those documents necessary for Northern to enforce the loans and realize upon the security, if any, therefor, including but not limited to properly executed notes or credit agreements and security documents. In addition, Except as disclosed in
Section 4.24(d) of the Northern Disclosure Schedule, the Loan Files for all loans secured primarily by real property also contain evidence of property casualty insurance (or are covered by a mortgage protection policy) and, where required by the FDIC or other governmental regulators, appraisals, policies of title insurance (or, in the case of loans closed within the past three months, commitments therefor) and policies of flood insurance.

          (e) Except as disclosed on Section 4.24(e) of the Northern Disclosure Schedule, none of the loans Northern has sold or in which Northern has sold participation interests has any buy-back or guarantee obligations. The percentage of interest retained by Northern in any sold participation interest is not subordinated to the percentage of interest sold.

          (f) There are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected on the note or the relevant credit agreement.

          (g) With respect to loans secured by commercial real estate, Northern has a Phase I environmental study in its files in those instances where prudent lending practice would require a lender to have such a study, and each such Phase I environmental study shows the property to be free of any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or releases of hazardous substances as such terms are defined by any applicable federal, state or local environmental protection laws and regulations, or if such Phase I environmental study shows the property to contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or releases of hazardous substances, then such Phase I environmental study affirmatively recommends that no Phase II environmental study or further investigation is necessary.

          (h) To Northern's knowledge, there are no loans outstanding to individuals who are not residents of the United States except for loans secured by collateral located in the United States with a current fair market value equal to 100 percent of the loan amount. There are no loans outstanding to corporations or other entities headquartered outside of the United States except for loans that are either (a) guaranteed by individuals who are residents of the United States, or (b) secured by collateral located in the United Sates with a current fair market value equal to 100 percent of the loan amount. To Northern's knowledge, there are no commitments outstanding to nonresident individuals or entities to make loans or advances which, when made, would not be in compliance with the preceding two sentences.

     4.25 POWERS OF ATTORNEY. Northern has no powers of attorney outstanding other than those issued pursuant to the requirements of regulatory authority or in the ordinary course of business with respect to routine matters.

     4.26 BENEFIT PLANS INVESTED IN COMMON STOCK. No shares of Northern Common Stock are available to individuals, directly or indirectly, through any Benefit Plan, and no Benefit Plan is invested in Northern Common Stock.

     4.27 COMMUNITY REINVESTMENT ACT COMPLIANCE. Northern is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA"). Northern has not been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Northern to fail to be in substantial compliance with such provisions or to have its current rating lowered. Any change in the current rating which would prohibit the Merger from being consummated shall be a Material Adverse Effect on Northern.

     4.28 YEAR 2000 COMPLIANCE. Northern has completed an assessment of Northern's computerized application programs, files, databases and computer and computer communication services (collectively, the "NORTHERN AUTOMATED SYSTEMS"), and has implemented a plan to resolve issues arising or expected to arise in connection with the deficient processing by the Northern Automated Systems of date-related information containing dates on, during and after January 1, 2000 (each such deficiency, a "YEAR 2000 PROBLEM"). Northern's Year 2000 plan (the "NORTHERN Y2K PLAN") consists of assessing, testing for, and implementing all steps necessary to preclude material Year 2000 Problems. As of the date of this Agreement, Northern has substantially completed the necessary assessment and testing processes and is conducting follow-up activities as a result of Year 2000 Problems identified as of such date. Northern has no reason to believe that any Year 2000 Problem, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Northern.

     4.29 LABOR MATTERS. Northern is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Northern the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Northern to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it pending, or to Northern's knowledge, threatened, nor is Northern aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     5. REPRESENTATIONS AND WARRANTIES OF COWLITZ

     Cowlitz hereby represents and warrants to Northern as follows:

     5.1 CORPORATE ORGANIZATION.

          (a) Cowlitz is a corporation duly organized and validly existing under the laws of the State of Washington. Cowlitz has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect (as defined below) on Cowlitz. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to Cowlitz, a material adverse effect on the business, results of operations, financial condition or prospects of Cowlitz and its Subsidiaries taken as a whole or a material adverse effect on Cowlitz's ability to consummate the transactions contemplated hereby on a timely basis; PROVIDED, HOWEVER, that a Material Adverse Effect on Cowlitz shall not be deemed to have occurred as a result of
(i) any changes in laws, regulations or GAAP or (ii) any changes in general economic conditions affecting banks, savings associations or their holding companies generally. Cowlitz is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The copies of the Articles of Incorporation and Bylaws of Cowlitz which have previously been made available to Northern are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Cowlitz's only Subsidiaries are Cowlitz Bank and Business Finance Corporation.

          (b) Cowlitz Bank is a bank duly chartered and validly existing under the laws of the State of Washington. All of the issued and outstanding capital stock of Cowlitz Bank is owned free and clear of all liens by Cowlitz. Deposits in Cowlitz Bank are insured by the FDIC through the BIF to the fullest extent permitted by law. Cowlitz Bank has no Subsidiaries.

     5.2 CAPITALIZATION. The authorized capital stock of Cowlitz consists of 25,000,000 shares of Cowlitz Common Stock and 5,000,000 shares of preferred stock, no par value ("COWLITZ PREFERRED STOCK"). At the close of business on July 30, 1999, there were 4,154,070 shares of Cowlitz Common Stock outstanding and no shares of Cowlitz Preferred Stock outstanding. As of August 1, 1999, 783,829 shares of Cowlitz Common Stock or Cowlitz Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Cowlitz Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2(a) of the disclosure schedule of Cowlitz delivered to Northern concurrently herewith (the "COWLITZ DISCLOSURE SCHEDULE"), and (ii) as set forth elsewhere in this Section 5.2(a), Cowlitz does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Cowlitz Common Stock or Cowlitz Preferred Stock or any other equity securities of Cowlitz or any securities representing the right to purchase or otherwise receive any shares of Cowlitz Common Stock or Cowlitz Preferred Stock. The shares of Cowlitz Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     5.3 AUTHORITY; NO VIOLATION.

          (a) Cowlitz has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby (including the issuance of the Cowlitz Common Stock constituting Merger Consideration) and thereby have been duly and validly approved by the Board of Directors of Cowlitz. The Board of Directors of Cowlitz will direct that the issuance of shares of Cowlitz Common Stock in the Merger be submitted to Cowlitz's shareholders for approval at a meeting of such shareholders and, except for the approval of such issuance by the affirmative vote of a majority of the votes cast at such a meeting, no other corporate proceedings on the part of Cowlitz are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Cowlitz and (assuming due authorization, execution and delivery by Northern) each constitutes a valid and binding obligation of Cowlitz, enforceable against Cowlitz in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b) Cowlitz Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly approved by the Board of Directors of Cowlitz Bank and will be duly and validly approved by the sole shareholder of Cowlitz Bank, and, upon such approval, no other corporate proceeding on the part of Cowlitz Bank will be necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Cowlitz Bank and (assuming due authorization, execution and delivery by Northern) constitutes a valid and binding obligation of Cowlitz Bank, enforceable against Cowlitz Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, receivership, conservatorship and similar laws affecting creditors' rights and remedies generally.

          (c) Except as set forth in Section 5.3(c) of the Cowlitz Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Cowlitz or Cowlitz Bank, nor the consummation by Cowlitz or Cowlitz Bank of the transactions contemplated hereby or thereby, nor compliance by Cowlitz or Cowlitz Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Cowlitz or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cowlitz or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Cowlitz or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Cowlitz or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Cowlitz.

     5.4 CONSENTS AND APPROVALS. Except for (i) the approval of this Agreement and the Merger by the FDIC, the Washington Director and the Oregon Director,
(ii) approval of the listing of the Cowlitz Common Stock to be issued in the Merger on Nasdaq, (iii) the filing with the FDIC and the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4,
(iv) the filing of the Articles of Merger with the Washington Secretary, the Washington Director and the Oregon Director, (v) the approval of this Agreement and the Merger by the requisite votes of the stockholders of Northern, the approval of the issuance of shares of Cowlitz Common Stock in the Merger by shareholders of Cowlitz and the approval of this Agreement and the Merger by the sole shareholder of Cowlitz Bank, (vi) the consents and approvals set forth in
Section 5.4 of the Cowlitz Disclosure Schedule, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Cowlitz of this Agreement and (B) the consummation by Cowlitz of the Merger and the other transactions contemplated hereby.

     5.5 REPORTS. Cowlitz and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with any Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in
Section 5.5 of the Cowlitz Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Cowlitz and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of Cowlitz, investigation into the business or operations of Cowlitz or any of its Subsidiaries since January 1, 1997. There is no material unresolved violation, criticism, or exception by any Government Entity with respect to any report or statement relating to any examinations of Cowlitz or any of its Subsidiaries.

     5.6 FINANCIAL STATEMENTS. Cowlitz has previously made available to Northern copies of (a) the consolidated balance sheets of Cowlitz and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Cowlitz's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Cowlitz, and (b) the unaudited consolidated balance sheets of Cowlitz and its Subsidiaries as of June 30, 1998 and June 30, 1999 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended, as reported in Cowlitz's Quarterly Report on Form 10-Q for the period ended June 30, 1999 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this
Section 5.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Cowlitz and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Cowlitz and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     5.7 BROKER'S FEES. Except as set forth in Section 5.7 of the Cowlitz Disclosure Schedule, neither Cowlitz nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as publicly disclosed in Cowlitz Reports (as defined in Section 5.10) filed prior to the date hereof or as set forth in Section 5.8 of the Cowlitz Disclosure Schedule, since June 30, 1999, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cowlitz.

     5.9 LEGAL PROCEEDINGS.

          (a) Neither Cowlitz nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Cowlitz's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cowlitz or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Cowlitz.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Cowlitz, any of its Subsidiaries or the assets of Cowlitz or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Cowlitz or the Surviving Bank.

     5.10 SEC REPORTS. Cowlitz has previously made available to Northern an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 and prior to the date hereof by Cowlitz with the SEC pursuant to the Securities Act or the Exchange Act (the "COWLITZ REPORTS"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Cowlitz has timely filed all Cowlitz Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Cowlitz Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     5.11 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section 5.11 of the Cowlitz Disclosure Schedule, Cowlitz and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Cowlitz or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Cowlitz, and neither Cowlitz nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Cowlitz.

     5.12 AGREEMENTS WITH REGULATORY AGENCIES. Except as set forth in Section
5.12 of the Cowlitz Disclosure Schedule, neither Cowlitz nor any of its Subsidiaries is subject to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Cowlitz or any of its

Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     5.13 COWLITZ INFORMATION. The information relating to Cowlitz and its Subsidiaries to be provided by Cowlitz to be contained in the Proxy Statement/Prospectus and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Northern) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     5.14 YEAR 2000 COMPLIANCE. Cowlitz has completed an assessment of Cowlitz's computerized application programs, files, databases and computer and computer communication services, and has implemented a plan (the "COWLITZ Y2K PLAN") to resolve issues arising or expected to arise in connection with any Year 2000 Problems. The Cowlitz Y2K Plan consists of assessing, renovating, validating and implementing all steps necessary to preclude material Year 2000 Problems. As of the date of this Agreement, Cowlitz has completed the assessment, renovation and validation phases and is currently in the implementation phase of the Cowlitz Y2K Plan. Cowlitz has no reason to believe that any Year 2000 Problem, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Cowlitz.

     5.15 OPINION OF FINANCIAL ADVISOR. Cowlitz has received the opinion of Sage Capital LLC, dated September 14, 1999, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Cowlitz Common Stock. A true and complete copy of such opinion has been delivered to Northern on or prior to the date of this Agreement

     6. COVENANTS RELATING TO CONDUCT OF BUSINESS

     6.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME.

          (a) Except as set forth in Section 6.1 or 6.2 of the Northern Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Northern shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

          (b) Northern shall file (or cause to be filed) at its own expense, on or before the due date thereof, all Tax Returns required to be filed for all Tax periods ending on or before the Effective Time provided, however, that Northern shall not file any such Tax Return, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, property, withholding or employment Tax Returns) for any Tax period until Cowlitz has had a reasonable opportunity to review such Tax Returns. Northern shall provide Cowlitz with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income tax return of Northern (including returns of all Plans) at least ten (10) days before filing such Tax Return and shall reasonably cooperate with any request by Cowlitz in connection therewith.

          (c) Northern shall use its reasonable best efforts to sell all or part of its obligations under its accounts receivable financing program under the name of Business Manager prior to the Effective Time.

          (d) Northern hereby agrees to obtain Cowlitz's prior written approval with respect to those matters set forth in Sections 6.1 and 6.2 of the Northern Disclosure Schedule that expressly require Cowlitz's prior written approval

          (e) In the event that Northern's dispute with Fiserv Solutions, Inc. described in Section 4.9(a) of the Northern Disclosure Schedule has not been resolved prior to the Effective Time, Northern agrees to establish prior to the Effective Time a reasonable reserve for such dispute. In the event that Northern's dispute with Albina State Bank described in Section 4.9(a) of the Northern Disclosure Schedule has not been resolved prior to the Effective Time, Northern agrees to establish prior to the Effective Time a reasonable reserve for such dispute.

     6.2 NORTHERN FORBEARANCES. Except as set forth in Section 6.2 of the Northern Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Northern shall not without the prior written consent of Cowlitz:

          (a) adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock except in the ordinary and usual course of business consistent with past practice; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or except as otherwise permitted by this paragraph (a) grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

          (b) incur any indebtedness for borrowed money, other than deposit liabilities and short-term borrowings pursuant to credit facilities in effect on the date of this Agreement or any replacement facilities with commercially reasonable terms as credit facilities existing as of the date hereof, or sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Northern Disclosure Schedule;

          (c) form any Subsidiary, or make any acquisition or investment, whether by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination, or by contributions to capital, or make any property transfers or material purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity;

          (d) enter into, renew or terminate any contract or agreement, other than loans made in the ordinary course of business, that calls for aggregate annual payments of $50,000 and which is not either (i) terminable at will on 60 days or less notice without payment of a penalty in excess of $20,000 or (ii) has a term of less than one year; or make any material change in any of its leases or contracts, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

          (e) other than general salary increases consistent with past practices for employees other than executive officers, increase in any material respect the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend (other than amendments required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

          (f) authorize or permit any of its officers, directors, employees, representatives or agents (collectively, "REPRESENTATIVES") to directly or indirectly solicit, initiate or encourage any inquiries relating to or that may reasonably be expected to lead to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such Takeover Proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; PROVIDED, HOWEVER, that, at any time prior to the time its stockholders shall have voted to approve this Agreement and the Merger, Northern may, and may authorize and permit its Representatives to, provide third parties with nonpublic information and participate in discussions and negotiations with any third party in response to a Takeover Proposal which was not solicited subsequent to the date hereof, if Northern's Board of Directors, based on the advice of its financial advisers and outside counsel, has determined in its reasonable good faith judgment that the failure to do so would constitute a breach of its fiduciary duties. Northern shall (i) advise Cowlitz orally (within one day) and in writing (as promptly as practicable) of the receipt after the date hereof of any Takeover Proposal by it or any of its Representatives and (ii) unless its Board of Directors, based on the advice of its financial advisers and outside counsel, has determined in its reasonable good faith judgment that such action would constitute a breach of its fiduciary duties, inform Cowlitz orally and in writing, as promptly as practicable after the receipt thereof, of the material terms and conditions of any such Takeover Proposal (including the identity of the party making such inquiry or proposal) and shall keep Cowlitz informed of the status (including any changes in the material terms and conditions) thereof. Northern shall not furnish any nonpublic information to any other party pursuant to this Section 6.2(f) except pursuant to the terms of a confidentiality agreement containing terms substantially identical to the terms contained in the Confidentiality Agreement (as defined in Section 7.2(b) hereof). Northern will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Cowlitz with respect to any Takeover Proposal and require the return (or if permitted by the terms of the applicable confidentiality agreement, the certified destruction) of all confidential information previously provided to such parties. As used in this Agreement, "TAKEOVER PROPOSAL" shall mean any inquiry, proposal or offer relating to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Northern or the acquisition in any manner of 25% or more of the voting stock or equity, or a substantial portion of the assets, of Northern, other than the transactions contemplated by this Agreement;

          (g) make any capital expenditures in excess of (A) $50,000 per project or related series of projects or (B) $50,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

          (h) except in the ordinary course of business, make application for the opening, relocation or closing of any, or open, relocate or close any, branch, office or loan production or servicing facility;

          (i) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice at rates not less than the prevailing market rates, or issue or agree to issue any letters of credit or otherwise guarantee or agree to guarantee the obligations of any other persons except for letters of credit issued in the ordinary course of business consistent with past practice;

          (j) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business;

          (k) except as otherwise expressly permitted hereby, foreclose upon or otherwise acquire (whether by deed in lieu of foreclosure or otherwise) any real property (other than 1-to-4 family residential properties in the ordinary course of business);

          (l) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order or judgment restricting its business or operations;

          (m) amend its charter, bylaws or similar governing documents;

          (n) except in the ordinary course of business consistent with past practice, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

          (o) except as expressly required to comply with the Consent to Entry of Order to Cease and Desist and Order to Cease and Desist between the FDIC and Northern dated July 19, 1999, and the Order to Cease and Desist between the Oregon Department of Financial Institutions and Northern dated July 19, 1999 (collectively, the "Orders"), make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, (ii) hedging its loan positions or commitments or (iii) any other material banking policies;

          (p) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (q) take any action (other than permitted herein) that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, make any changes in its accounting methods, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Northern's independent public accountants;

          (r) except as expressly required to comply with the Orders, increase the number of full-time equivalent employees of Northern from the number as of June 30, 1999; or

          (s) except as expressly required to comply with the Orders, agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

     6.3 NO FUNDAMENTAL COWLITZ CHANGES. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Cowlitz shall not, without the prior written consent of Northern, amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Northern Common Stock, or agree to, or make any commitment to, take any such action.

     7. ADDITIONAL AGREEMENTS

     7.1 REGULATORY MATTERS.

          (a) Cowlitz and Northern shall promptly prepare and file with the FDIC and SEC the Proxy Statement/Prospectus and the S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Cowlitz and Northern shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Northern and Cowlitz shall thereafter mail the Proxy Statement/Prospectus to their respective stockholders.

          (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

          (c) Cowlitz and Northern shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Cowlitz, Northern or any of their respective Subsidiaries to any Governmental Entity in connection with the merger and the other transactions contemplated by this Agreement.

          (d) Cowlitz and Northern shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 8.1(c) below) will not be obtained or that the receipt of any such approval will be materially delayed.

     7.2 ACCESS TO INFORMATION.

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Northern shall afford access to the officers, employees, accountants, counsel and other Representatives of Cowlitz and any Loan Examiners appointed pursuant to Section 2.6(d), during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, Northern shall make available to Cowlitz (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Northern is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Northern shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) Cowlitz shall hold all information furnished by Northern or any of its Representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated May 13, 1999, between Cowlitz and Northern (the "CONFIDENTIALITY AGREEMENT").

          (c) No investigation by Cowlitz or its Representatives shall affect the representations, warranties, covenants or agreements of Northern set forth herein.

          (d) No investigation by Northern or its Representatives shall affect the representations, warranties, covenants or agreements of Cowlitz set forth herein.

     7.3 STOCKHOLDER APPROVAL. Each of Northern and Cowlitz shall duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger. Northern shall, through its Board of Directors, recommend to its stockholders approval of the Merger and Cowlitz shall, through its Board of Directors, recommend to its shareholders approval of the issuance of the shares of Cowlitz Common Stock in the Merger as required by Nasdaq; PROVIDED, HOWEVER, that this Section 7.3 shall not prohibit accurate disclosure by Northern of information that is required in the Proxy Statement/Prospectus or any other document required to be filed with the SEC (including without limitation a disclosure statement on Schedule 14D-9) or otherwise required by applicable law or regulation or the rules of Nasdaq to be publicly disclosed.

     7.4 LEGAL CONDITIONS TO MERGER.

          (a) Subject to the terms and conditions of this Agreement, each of Cowlitz and Northern shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Northern or Cowlitz or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

          (b) Subject to the terms and conditions of this Agreement, each of Cowlitz and Northern agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Cowlitz or Northern is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Section 8 hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

     7.5 AFFILIATES. Northern shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Northern to deliver to Cowlitz, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meeting called by Northern pursuant to Section 7.3 hereof, a written agreement, in the form and substance reasonably satisfactory to Cowlitz, relating to required transfer restrictions on the Cowlitz Common Stock received by them in the Merger.

     7.6 STOCK LISTING. Cowlitz shall use its best efforts to cause the shares of Cowlitz Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

     7.7 EMPLOYEES; EMPLOYEE BENEFIT PLANS.

          (a) Cowlitz shall, from and after the Effective Time, (i) comply with the Plans in accordance with their terms, (ii) provide former employees of Northern who remain as employees of Cowlitz or its Subsidiaries credit for years of service with Northern prior to the Effective Time for the purpose of eligibility and vesting and (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Plans) and eligibility waiting periods under group health plans of Cowlitz to be waived with respect to former employees of Northern who remain as employees of Cowlitz or its Subsidiaries (and their eligible dependents) and who become participants in such group health plans. Nothing in this Section 7.7 shall be interpreted as preventing Cowlitz or its Subsidiaries from amending, modifying or terminating any Plans or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

          (b) Northern agrees to amend its 401(k) plan prior to the Effective Time so that participant loans are no longer available.

          (c) If in the reasonable opinion of Cowlitz's outside counsel it is necessary under the SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, SEC No-Action Letter, Fed. Sec. L. Rep. (CCH) P. 77,515 (Jan. 12, 1999), for Cowlitz's Board of Directors to approve the Merger to permit the acquisition of Cowlitz Common Stock and options to purchase Cowlitz Common Stock by directors, officers or employees of Northern who become directors or officers of Cowlitz following the Effective Time to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d), then Cowlitz's Board of Directors shall adopt appropriate resolutions prior to the Effective Time.

     7.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Cowlitz shall cooperate with the persons serving as officers and officers and directors of Northern so that such persons are, to the extent available, covered by the directors' and officers' liability insurance policy maintained by Northern (or a replacement policy therefor) that serves to reimburse such officers and directors with respect to claims against such officers and directors from facts or events occurring at or prior to the Effective Time, which insurance shall contain at least substantially the same coverage and amounts, and contain terms and conditions substantially no less advantageous, as that coverage currently provided by Northern; PROVIDED, HOWEVER, that in no event will Cowlitz be required to expend in any one year an amount in excess of 100% of the annual premiums currently paid by Northern for such insurance as set forth in Section
4.20 of the Northern Disclosure Schedule (the "INSURANCE AMOUNT") to maintain or procure such coverage or pay for premiums with respect to any period more than three years after the Effective Time unless, in either case, a policy providing lifetime coverage is available for an amount not to exceed $20,000; PROVIDED FURTHER, that if the parties are unable to maintain or obtain the insurance called for by this Section 7.8, they shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED FURTHER, that such officers and directors of Northern may be required to make application and provide customary representations and warranties to Cowlitz's insurance carrier for the purpose of obtaining such insurance. Neither Cowlitz nor Cowlitz Bank shall have an obligation to indemnify any of such officers and directors except to the extent of such insurance coverage.

     7.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Cowlitz and Northern) or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Cowlitz.

     7.10 ADVICE OF CHANGES. Cowlitz and Northern shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     7.11 SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

          (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-QSB or Form 10-Q or its Annual Report on Form 10-KSB or Form 10-K, as the case may be, as filed with the FDIC or the SEC under the Exchange Act.

          (b) As soon as reasonably practicable and as soon as they are available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, Northern shall furnish to Cowlitz
(i) financial statements (including balance sheet, statement of operations and stockholders' equity) of Northern as of and for such month then ended, (ii) servicing reports regarding cash flows, delinquencies and foreclosures on asset pools serviced or master serviced by Northern, and (iii) any internal management reports relating to the foregoing. All information furnished by Northern to Cowlitz pursuant to this Section 7.11(b) shall be held in confidence by Cowlitz to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

     7.12 DISCLOSURE SUPPLEMENTS.

          (a) On the date five (5) business days prior to the Effective Date, Northern shall supplement or amend the Northern Disclosure Schedule with respect to any matter existing or known to Northern which (i) if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in the Northern Disclosure Schedule or (ii) is necessary to correct any information therein which has been rendered inaccurate thereby so that the Northern Disclosure Schedule is accurately supplemented or amended as of the Effective Date. For the purpose of this Section 7.12(a), each reference to the date of this Agreement or an earlier date, as the case may be, in the representations and warranties of Northern contained in this Agreement shall be deemed to refer to the Effective Date. Notwithstanding this provision, no supplement or amendment to the Northern Disclosure Schedule shall be deemed to modify any representation or warranty for the purpose of determining satisfaction of the conditions set forth in Sections 8.2(a) and (b).

          (b) On the date five (5) business days prior to the Effective Date, Cowlitz shall supplement or amend the Cowlitz Disclosure Schedule with respect to any matter existing or known to Cowlitz which (i) if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in the Cowlitz Disclosure Schedule or (ii) is necessary to correct any information therein which has been rendered inaccurate thereby so that the Cowlitz Disclosure Schedule is accurately supplemented or amended as of the Effective Date. For the purpose of this Section 7.12(b), each reference to the date of this Agreement or an earlier date, as the case may be, in the representations and warranties of Cowlitz contained in this Agreement shall be deemed to refer to the Effective Date. Notwithstanding this provision, no supplement or amendment to the Cowlitz Disclosure Schedule shall be deemed to modify any representation or warranty for the purpose of determining satisfaction of the conditions set forth in Section 8.3(a).

     8. CONDITIONS PRECEDENT

     8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVALS. The Merger and this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Northern entitled to vote thereon. The issuance of the shares of Cowlitz Common Stock in the Merger shall have been approved by the requisite affirmative vote of the shareholders of Cowlitz entitled to vote thereon. The Merger and this Agreement shall have been approved by the sole shareholder of Cowlitz Bank.

          (b) NASDAQ LISTING. The shares of Cowlitz Common Stock which shall be issued to the stockholders of Northern upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

          (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the "REQUISITE REGULATORY APPROVALS").

          (d) S-4 EFFECTIVENESS. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) NO INJUNCTIONS OR RESTRAINTS; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

     8.2 CONDITIONS TO OBLIGATIONS OF COWLITZ. The obligations of Cowlitz to effect the Merger are also subject to the satisfaction or waiver by Cowlitz at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Northern set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Northern. Cowlitz shall have received a certificate signed on behalf of Northern by the Chief Executive Officer and Chief Financial Officer of Northern to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF NORTHERN. Northern shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cowlitz shall have received a certificate signed on behalf of Northern by the Chief Executive Officer and the Chief Financial Officer of Northern to such effect.

          (c) BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation, order, directive, memorandum of understanding or similar restriction enacted, entered, enforced or deemed applicable to Northern or the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Bank or Cowlitz or prevent the Surviving Bank or Cowlitz from realizing substantially all of the contemplated benefits of the transactions contemplated by this Agreement.

          (d) DIRECTOR RESIGNATIONS. Cowlitz shall have received resignations from each director of Northern, except to the extent otherwise requested by Cowlitz.

          (e) EMPLOYMENT AGREEMENT. The employment agreement entered into at the date of this Agreement between Cowlitz Bank and the Northern executive set forth on Annex 8.2(e) shall be in full force and effect and there shall have been no default by such employee thereunder.

          (f) NONCOMPETITION AGREEMENTS; OPTION AGREEMENTS. Each of the noncompetition agreements and option agreements entered into at the date of this Agreement between Cowlitz and the Northern directors set forth on Annex 8.2(f) shall be in full force and effect and there shall have been no default by any employee thereunder.

          (g) DISSENTERS. The number of shares of Northern Common Stock with respect to which dissenters' rights have been perfected and not withdrawn shall not exceed 5% of the total outstanding shares of Northern Common Stock.

          (h) LEGAL PROCEEDINGS. There shall not be any pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Northern, Cowlitz or any Subsidiary of Cowlitz or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Northern, Cowlitz or the Surviving Bank.

          (i) ORDERS. Cowlitz or Cowlitz Bank shall have received oral or written assurances, in form and substance reasonably satisfactory to Cowlitz, from the FDIC and/or the Oregon Director that the Orders shall not be applicable to the Surviving Bank.

          (j) YEAR 2000 PROBLEMS. Northern shall have addressed all Year 2000 Problems identified in the Northern Y2K Plan on or before December 31, 1999 and as of the Closing Date, no Year 2000 Problem shall have occurred which, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Northern.

          (k) DEPOSITS. At the Effective Time, Northern shall have total deposits in an amount no less than 80% of the total deposits as of June 30, 1999, and such deposits shall bear substantially the same interest rates and be in substantially the same mix as the deposits as of June 30, 1999, other than such changes in the interest rates and/or mix that reflect changes affecting commercial banking businesses generally.

          (l) STOCKHOLDERS' EQUITY. The Total Stockholders' Equity of Northern as of the Effective Time is at least $1,150,000.

          (m) AUDITOR'S OPINION. Cowlitz shall have received an opinion of Arthur Andersen LLP, dated as of the Effective Date, in a form and substance reasonably satisfactory to Cowlitz, to the effect that amounts received by Cowlitz Bank from the Escrow with respect to Reimbursable Losses will be treated as income which would offset the relevant loss applicable to such Reimbursable Losses.

          (n) DIRECTORS' AND OFFICERS' INSURANCE. Cowlitz shall have received, in a form and substance reasonably satisfactory to Cowlitz, the written agreement of each of the persons serving as officers and directors of Polar Beach immediately prior to the Effective Time to the terms and conditions set forth in Section 7.8.

     8.3 CONDITIONS TO OBLIGATIONS OF NORTHERN. The obligation of Northern to effect the Merger is also subject to the satisfaction or waiver by Northern at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cowlitz set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Cowlitz and its Subsidiaries taken as a whole. Northern shall have received a certificate signed on behalf of Cowlitz by the Chief Executive Officer and the Chief Financial Officer of Cowlitz to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF COWLITZ. Cowlitz shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Northern shall have received a certificate signed on behalf of Cowlitz by the Chief Executive Officer and the Chief Financial Officer of Cowlitz to such effect.

          (c) LEGAL PROCEEDINGS. There shall not be any pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cowlitz or any Subsidiary of Cowlitz or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Cowlitz or the Surviving Bank.

     9. TERMINATION AND AMENDMENT

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of Cowlitz and Northern in a written instrument, if the Board of Directors of each so determines;

          (b) by either Cowlitz or Northern if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either Cowlitz or Northern if the Effective Time shall not have occurred on or before March 31, 2000, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; PROVIDED, HOWEVER, if the failure of the Effective Time to occur by March 31, 2000 is solely due to the failure to satisfy the condition set forth in Section 8.1(c), then the termination right set forth in this Section 9.1(c) shall not be exercisable until June 30, 2000;

          (d) by either Cowlitz or Northern (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the

Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 8 hereof;

          (e) by either Cowlitz or Northern if any approval of the stockholders of Northern contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

          (f) by the Board of Directors of Cowlitz, if the Board of Directors of Northern shall have withdrawn, modified or changed in a manner adverse to Cowlitz its approval or recommendation of this Agreement and the transactions contemplated hereby or if a Change of Control (as defined below) of Northern shall have occurred;

          (g) by either Cowlitz or Northern if any approval of the shareholders of Cowlitz contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

          (h) by the Board of Directors of Northern, if the Board of Directors of Cowlitz shall have withdrawn, modified or changed in a manner adverse to Northern its approval or recommendation of the issuance of Cowlitz Common Stock in the Merger

          (i) by the Board of Directors of Cowlitz if a tender offer or exchange offer for 25% or more of the outstanding shares of Northern Common Stock is commenced (other than by Cowlitz or a Subsidiary thereof), and the Board of Directors of Northern recommends that the stockholders of Northern tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within 10 Business Days after the commencement thereof (which, in the case of an exchange offer, shall be the effective date of the registration statement relating to such exchange offer);

          (j) by the Board of Directors of Northern prior to the date on which the stockholders of Northern shall have voted to approve this Agreement and the Merger, if (i) any person or entity shall have made (and shall not have withdrawn) a Takeover Proposal that is determined by the Northern Board of Directors to constitute a Superior Proposal (as defined below), and (ii) the Northern Board of Directors determines in its good faith reasonable judgment, after consultation with outside counsel, that failure to terminate this Agreement in order to accept the Superior Proposal would constitute a breach of fiduciary duty; PROVIDED, HOWEVER, that Northern may not terminate this Agreement pursuant to this Section 9.1(j) unless it has given Cowlitz 10 Business Days prior written notice of its intention to so terminate this Agreement (which notice must specify all material terms and conditions of such Superior Proposal and the identity of the person or persons (or entity or entities, as the case may be) making such Superior Proposal and must be accompanied by a copy of the agreements setting forth such Superior Proposal) and has offered Cowlitz the opportunity to amend the terms and conditions of this Agreement so that the failure of the Northern Board of Directors to terminate this Agreement, as so amended, in order to accept the Superior Proposal would not constitute a breach of fiduciary duty; and PROVIDED, FURTHER, that the Northern Board of Directors may not terminate this Agreement pursuant to this Section 9.1(j) unless simultaneously with such termination Northern pays to Cowlitz the amounts specified in Section 9.2(b) and enters into a definitive acquisition, merger or similar agreement to effect and consummate such Superior Proposal with the person or entity making such Superior Proposal.

For purposes of this Agreement, (A) a "SUPERIOR PROPOSAL" shall mean any BONA FIDE Takeover Proposal made by an unaffiliated third party that the Northern Board of Directors determines in its good faith reasonable judgment (based on the advice of an independent financial advisor) represents superior value to the holders of Northern Common Stock than the transactions contemplated by this Agreement and for which any required financing is either committed or is, in the good faith reasonable judgment of Northern's Board of Directors (based on the advice of such independent financial advisor), reasonably capable of being obtained on a timely basis by the person making such Takeover Proposal; and (B) a "CHANGE OF CONTROL" shall mean the acquisition, directly or indirectly, by any person or entity, together with its affiliates (as defined in Rule 12b-2 under the Exchange Act), or any other group (as defined in Section 13(d) of the Exchange Act), including through the formation of any such group or the affiliation of any such persons or entities, of, or of the right to acquire or direct the exercise of, 30% or more of the voting power of the capital stock of Northern entitled to approve this Agreement and the Merger or to elect directors of Northern; or

          (k) by Cowlitz if a Subsequent Triggering Event (as defined in the Stock Option Agreement) has occurred.

         9.2      EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either Cowlitz or Northern as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Cowlitz, Northern, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Cowlitz nor Northern shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b) If this Agreement is terminated (i) by Cowlitz pursuant to Section 9.1(f) or (i), (ii) by Cowlitz or Northern pursuant to Section 9.1(e) because of a failure to obtain the required approval of the stockholders of Northern after a Takeover Proposal for Northern shall have been publicly disclosed, or any person or entity shall have publicly disclosed an intention (whether or not conditional) to make a Takeover Proposal, (iii) by Northern pursuant to Section 9.1(j), (iv) by Cowlitz pursuant to Section 9.1(k) or (v) by Cowlitz pursuant to
Section 9.1(d) if the breach giving rise to such termination was willful and, at or prior to such termination, a Takeover Proposal shall have been made known to Northern or shall have been publicly disclosed to Northern's stockholders, or any person or entity shall have made known to Northern or otherwise publicly disclosed an intention (whether or not conditional) to make a Takeover

Proposal, and regardless of whether such Takeover Proposal shall have been rejected by Northern or withdrawn prior to the time of such termination, then in any such case Northern shall (A) pay to Cowlitz a termination fee of $425,000 and (B) in addition to such termination fee, reimburse Cowlitz and Cowlitz Bank for their documented and reasonable out-of-pocket expenses incurred by each of them in connection with this Agreement and the transactions contemplated hereby (including without limitation, filing fees, printing costs and fees and expenses of legal, accounting and financial advisors). In the event Cowlitz has exercised all or any part of the Option, then Cowlitz shall not be entitled to the termination fee set forth in (A) above, but Northern shall nonetheless pay any reimbursement amounts due to Cowlitz and Cowlitz Bank in accordance with (B) above.

          (c) Any termination fee and/or reimbursement amount that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Cowlitz within one Business Day following the termination of this Agreement, except that any termination fee or reimbursement amount that is payable as a result of the termination of this Agreement pursuant to Section 9.1(i) or Section 9.1(j) shall be paid simultaneously with such termination. Notwithstanding the foregoing, in no event shall Northern be obligated to pay any such fees to Cowlitz if immediately prior to the termination hereof Northern was entitled to terminate this Agreement pursuant to Section 9.1(d).

          (d) Northern and Cowlitz agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Cowlitz would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Northern fails to pay Cowlitz the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, Northern shall pay the costs and expenses (including legal fees and expenses) incurred by Cowlitz in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of The Chase Manhattan Bank from the date such amounts were required to be paid.

     9.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Northern; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by Northern's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Northern stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     10. GENERAL PROVISIONS

     10.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     10.2 EXPENSES. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Agreement, neither Cowlitz nor Northern shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)      if to Cowlitz or Cowlitz Bank, to:

          Cowlitz Bancorporation
          927 Commerce Avenue
          Longview, Washington  98632
          Fax: (360) 423-5461
          Attn:  Charles W. Jarrett, President & COO

          and:

          Cowlitz Bank
          927 Commerce Avenue
          Longview, Washington  98632
          Fax: (360) 423-5461
          Attn: Charles W. Jarrett, President & CEO with a copy to:

          Heller Ehrman White & McAuliffe
          6100 Columbia Center
          701 Fifth Avenue
          Seattle, WA  98104
          Fax:  (206) 447-0849
          Attn: Bernard L. Russell

          (b)      if to Northern, to:

          Northern Bank of Commerce
          1001 Southwest Fifth Avenue
          Suite 250
          Portland, Oregon  97204
          Fax: (503) 306-5407
          Attn:  William Spicer, Chairman

          with a copy to:

          Davis Wright Tremaine LLP
          Suite 2300
          1300 SW Fifth Avenue
          Portland, OR  97201
          Fax (503) 778-5299
          Attn: David C. Baca

     10.4 INTERPRETATION. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Northern, Cowlitz or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

     10.5 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.6 ENTIRE AGREEMENT. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     10.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.

     10.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.9 PUBLICITY. Cowlitz and Northern shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of Nasdaq. Without limiting the reach of the preceding sentence, Cowlitz and Northern shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Northern and its Subsidiaries shall (a) consult with Cowlitz regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Cowlitz with stockholder lists of Northern and (c) allow and facilitate Cowlitz contact with stockholders of Northern and other prospective investors.

     10.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, Cowlitz, Cowlitz Bank and Northern have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.
                                  COWLITZ BANCORPORATION

                                  By:
                                     ----------------------------------------
                                  Name:
                                       --------------------------------------
                                  Title:
                                        -------------------------------------

                                  COWLITZ BANK

                                  By:
                                     ----------------------------------------
                                  Name:
                                       --------------------------------------
                                  Title:
                                        -------------------------------------

                                  NORTHERN BANK OF COMMERCE

                                  By:
                                     ----------------------------------------
                                  Name:
                                       --------------------------------------
                                  Title:
                                        -------------------------------------

                                  ANNEX 2.6(d)

Classification                     Description
--------------                     -----------
Special Mention     Marginally acceptable business credit; some potential
                    weakness. Generally undesirable business constituting an undue and unwarranted credit risk but not to the point of justifying a Substandard classification. While the asset is currently protected, it is potentially weak. No loss of principal or interest is envisioned. Potential weaknesses might include a weakening financial condition, an unrealistic repayment program, inadequate sources of funds, or lack of adequate collateral, credit information, or documentation. Company is undistinguished and mediocre.

Substandard         Unacceptable business credit, normal repayment in jeopardy.
                    While no loss of principal or interest is envisioned, there is a positive and well-defined weakness which jeopardizes collection of debt. The asset is inadequately protected by the current sound net worth and paying capacity of the obligor or pledged collateral. There may already have been a partial loss of interest.

Doubtful Full payment questionable. Serious problems exist to the point where a partial loss of principal is likely. Weaknesses are so pronounced that on the basis of current information, conditions and values, collection is highly improbable.

Loss Expected total loss. An uncollectible asset or one of such little value it does not warrant classification as an active asset. Such an asset may, however, have recovery or salvage value, but not to the point where a write-off should be deferred, even though a partial recovery may occur in the future.

                                  ANNEX 8.2(e)

                    EMPLOYMENT AGREEMENT UNDER SECTION 8.2(e)

John Holloway, Jr.

                                  ANNEX 8.2(f)

            NONCOMPETITION AND OPTION AGREEMENTS UNDER SECTION 8.2(f)

John Holloway, Jr.
William Spicer
Chris Brown
John Walrod
Kurt Wollenberg

                          AGREEMENT AND PLAN OF MERGER


                                  By and Among

                             COWLITZ BANCORPORATION,

                                  COWLITZ BANK

                                       and

                            NORTHERN BANK OF COMMERCE


                         Dated as of September 14, 1999

1. DEFINITIONS................................................................1
         1.1 Defined Terms....................................................1
         1.2 Other Definitional Provisions....................................3
2. THE MERGER.................................................................4
         2.1 The Merger.......................................................4
         2.2 Effective Time...................................................4
         2.3 Effects of the Merger............................................4
         2.4 Closing of the Merger............................................4
         2.5 Conversion of Northern Common Stock..............................4
         2.6 Merger Consideration.............................................6
         2.7 Cowlitz Stock; Cowlitz Bank Stock................................8
         2.8 Options..........................................................8
         2.9 Charter..........................................................8
         2.10 Bylaws..........................................................8
         2.11 Board of Directors..............................................9
         2.12 Officers........................................................9
         2.13 Offices.........................................................9
         2.14 Stock Option Agreement..........................................9
         2.15 Tax Consequences................................................9
3. EXCHANGE OF SHARES.........................................................9
         3.1 Cowlitz to Make Shares Available.................................9
         3.2 Exchange of Certificates.........................................9
4. REPRESENTATIONS AND WARRANTIES OF NORTHERN................................14
         4.1 Corporate Organization..........................................14
         4.2 Capitalization..................................................14
         4.3 Authority; No Violation.........................................15
         4.4 Consents and Approvals..........................................16
         4.5 Reports.........................................................17
         4.6 Financial Statements............................................17
         4.7 Broker's Fees...................................................17
         4.8 Absence of Certain Changes or Events............................18
         4.9 Legal Proceedings...............................................18
         4.10 Taxes..........................................................18
         4.11 Employees; Employee Benefit Plans..............................20
         4.12 FDIC Reports...................................................22
         4.13 Compliance with Applicable Law.................................22
         4.14 Certain Contracts..............................................22


                                       i

         4.15 Agreements with Regulatory Agencies............................23
         4.16 Undisclosed Liabilities........................................23
         4.17 Anti-takeover Provisions.......................................23
         4.18 Northern Information...........................................23
         4.19 Title to Property..............................................24
         4.20 Insurance......................................................24
         4.21 Environmental Liability........................................25
         4.22 Opinion of Financial Advisor...................................25
         4.23 Patents, Trademarks, Etc.......................................25
         4.24 Loan Matters...................................................26
         4.25 Powers of Attorney.............................................27
         4.26 Benefit Plans Invested in Common Stock.........................27
         4.27 Community Reinvestment Act Compliance..........................27
         4.28 Year 2000 Compliance...........................................27
         4.29 Labor Matters..................................................27
5. REPRESENTATIONS AND WARRANTIES OF COWLITZ.................................28
         5.1 Corporate Organization..........................................28
         5.2 Capitalization..................................................28
         5.3 Authority; No Violation.........................................29
         5.4 Consents and Approvals..........................................30
         5.5 Reports.........................................................30
         5.6 Financial Statements............................................31
         5.7 Broker's Fees...................................................31
         5.8 Absence of Certain Changes or Events............................31
         5.9 Legal Proceedings...............................................32
         5.10 SEC Reports....................................................32
         5.11 Compliance with Applicable Law.................................32
         5.12 Agreements with Regulatory Agencies............................32
         5.13 Cowlitz Information............................................33
         5.14 Year 2000 Compliance...........................................33
         5.15 Opinion of Financial Advisor...................................33
6. COVENANTS RELATING TO CONDUCT OF BUSINESS.................................34
         6.1 Conduct of Businesses Prior to the Effective Time...............34
         6.2 Northern Forbearances...........................................34
         6.3 No Fundamental Cowlitz Changes..................................37
7. ADDITIONAL AGREEMENTS.....................................................38
         7.1 Regulatory Matters..............................................38
         7.2 Access to Information...........................................38
         7.3 Stockholder Approval............................................39


                                       ii

         7.4 Legal Conditions to Merger......................................39
         7.5 Affiliates......................................................40
         7.6 Stock Listing...................................................40
         7.7 Employees; Employee Benefit Plans...............................40
         7.8 Indemnification; Directors'and Officers'Insurance...............41
         7.9 Additional Agreements...........................................41
         7.10 Advice of Changes..............................................41
         7.11 Subsequent Interim and Annual Financial Statements.............42
         7.12 Disclosure Supplements.........................................42
8. CONDITIONS PRECEDENT......................................................43
         8.1 Conditions to Each Party's Obligation to Effect the Merger......43
         8.2 Conditions to Obligations of Cowlitz............................43
         8.3 Conditions to Obligations of Northern...........................45
9. TERMINATION AND AMENDMENT.................................................46
         9.1 Termination.....................................................46
         9.2 Effect of Termination...........................................48
         9.3 Amendment.......................................................49
         9.4 Extension; Waiver...............................................49
10. GENERAL PROVISIONS.......................................................50
         10.1 Nonsurvival of Representations, Warranties and Agreements......50
         10.2 Expenses.......................................................50
         10.3 Notices........................................................50
         10.4 Interpretation.................................................51
         10.5 Counterparts...................................................51
         10.6 Entire Agreement...............................................51
         10.7 Governing Law..................................................52
         10.8 Severability...................................................52
         10.9 Publicity......................................................52
         10.10 Assignment; Third Party Beneficiaries.........................52

EXHIBITS
         Exhibit 2.14 - Stock Option Agreement
         Exhibit 3.2 - Escrow Agreement
ANNEXES
         Annex 2.6(d) - Loan Classifications
         Annex 2.7 - Surviving Bank's Capital
         Annex 2.11 - Surviving Bank's Directors
         Annex 2.12 - Surviving Bank's Officers
         Annex 2.13 - Surviving Bank's Offices

         Annex 8.2(e) - Employment Agreement under Section 8.2(e)
         Annex 8.2(f) - Noncompetition and Option Agreements under
                        Section 8.2(f)


                                       iv